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                                                                    EXHIBIT 23.3
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                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The PMI Group, Inc.:

We have audited the consolidated financial statements of The PMI Group, Inc. and subsidiaries as of December 31, 1999, and for the years ended December 31, 1999 and 1998, and have issued our report thereon dated January 20, 2000; such consolidated financial statements and report are included in your 2000 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the financial statement schedules as of December 31, 1999 and for the years ended December 31, 1999 and 1998 of The PMI Group, Inc. and subsidiaries, listed in item 14(a) 2. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, represent fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP


San Francisco, California
January 20, 2000